FINANCIAL STATEMENTS

                                       OF

                       UNCONSOLIDATED LIMITED PARTNERSHIPS

                       MEETING REQUIREMENTS OF SIGNIFICANT

                               SUBSIDIARY/INVESTEE





                                HAWTHORN HOUSING
                               LIMITED PARTNERSHIP
                                    071-11069
                              FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


           Rubin, Brown, Gornstein & Co. LLP 230 South Bemiston Avenue
           Certified Public Accountants      St. Louis, Missouri 63105
                                             314/727-8150
                                             314/727-9195 FAX
                                             Internet http://www rbgco.com
RBG&CO.

                          Independent Auditors' Report

To The Partners
Hawthorn Housing Limited Partnership

We have audited the accompanying balance sheet of Hawthorn Housing Limited Partnership, Project No. 071-11069, a limited partnership, as of December 31, 1997 and the related statements of profit and loss, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards and Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hawthorn Housing Limited Partnership as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplementary information (shown on Pages 13 through 18) is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

In accordance with Government Auditing Standards, we have also issued a report dated January 30, 1998 on our consideration of Hawthorn Housing Limited Partnership's internal control structure and a report dated January 30, 1998 on its compliance with laws and regulations.


/s/Rubin, Brown, Gornstein & Co. LLP

January 30, 1998



 Member:  Summit International Associates, Inc., with offices in principal U.S.
                            and International Cities
               American Institute of Certified Public Accountants

                                  BALANCE SHEET
                                   Page 1 Of 2
                                December 31, 1997

                                     Assets

Current Assets
 1120  Cash in bank- project               $ 495,027
 1125  Cash in bank - partnership              1,685
 1130  Tenants' accounts
        receivable (Schedule)                    117
 1141  Accounts receivables
        rent supplements                         893
 1142  IHDA receivable (Schedule)             26,692
          Total Current Assets                          $ 524,414

Deposits Held In Trust - Funded
 1191  Tenants' security deposits                          86,841

Prepaid Expenses
 1210  Fuel inventory                          3,824
 1240  Property insurance                     37,362
          Total Prepaid Expenses                           41,186

Restricted Deposits And Funded Reserves
 1310  Mortgage escrow deposits (Schedule)    78,452
 1320  Replacement reserve (Schedule)        442,500
          Total Deposits                                  520,952

Fixed Assets (Note 2)
 1410  Land                                  620,000
 1420  Buildings                           6,549,236
 1450  Equipment and furniture               479,089
          Total Fixed Assets (Schedule)    7,648,325
 Less: Accumulated depreciation            3,175,711
                                                        4,472,614

Other Assets
 1801 Organizational costs,
        less amortization                      4,481
 1802 Loan costs, less amortization          504,540
          Total Other Assets                              509,021

Total Assets                                           $6,155,028


                                  BALANCE SHEET
                                   Page 2 Of 2
                                December 31, 1997

                                   Liabilities

Current Liabilities
 2100  Accounts payable                      $18,203
 2130  Accrued interest payable               26,950
 2140  Distributions payable (Note 6)          1,111
 2150  Accrued property taxes (Schedule)     145,104
 2200  Advances from general partner           1,459
 2320  Mortgage payable - current portion     36,996
          Total Current Liabilities                      $229,823

Deposit And Prepayment Liabilities
 2191  Tenants' security deposits             67,986
 2210  Prepaid rents                           7,748
          Total Deposit And Prepayment Liabilities                    75,734

Long-Term Liabilities
 2320  Mortgage payable (Note 2)           4,900,000
       Less: Current portion                  36,996
          Total Long-Term Liabilities                   4,863,004

Total Liabilities                                       5,168,561

                                Partners' Equity


 3130  Partners' equity                                   986,467

Total Liabilities And Partners' Equity                $ 6,155,028



                       U.S. Department of Housing
Statement of           and Urban Development
Profit and Loss        Office of Housing
                       Federal Housing Commissioner
OMB Approval No. 2502-0052 (exp. 1/31/95)

Public Reporting Burden for this collection of information is estimated to average 1.0 hours per response, including the time for reviewing instructions, searching existing data sources, gathering and maintaining the data needed, and completing and reviewing the collection of information. Send comments regarding this burden estimate or any other aspect of this collection of information, including suggestions for reducing this burden, to the Reports Management Officer, Office of Information Policies and Systems, U.S. Department of Housing and Urban Development, Washington, D.C. 20410-3600 and to the Office of Management and Budget, Paperwork Reduction Project (2502-0052), Washington, D.C. 20503. Do not send this completed form to either of these addresses.

For                         Project       Project
Month/Period                Number:       Name:
Beginning:   Ending:

January 1,   December 31,    071-11069    Hawthorn
1997         1997                         Housing
                                          Limited
                                          Partnershi
                                          p
Part 1          Description of Account          Acct.    Amount*
                                                 No.
        Apartments or Member Carrying Charges   5120    $1,117,546
        (Coops)
        Tenant Assistance Payments              5121    $470,879
Rental  Furniture and Equipment                 5130    $
Income  Stores and Commercial                   5140    $
 5100   Garage and Parking Spaces               5170    $
        Flexible Subsidy Income                 5180    $
        Miscellaneous (specify)                 5190    $
        Total Rent Revenue Potential at 100%                        $1,588,425
        Occupancy
        Apartments                              5220    $(45,299)
        Furniture and Equipment                 5230    $
Vacanci Stores and Commercial                   5240    $
  es
 5200   Garage and Parking Spaces               5270    $
        Miscellaneous (specify) Rent            5290    $(104,259)
        concessions
        Total Vacancies                                             (149,558)
        Net Rental Revenue Rent Revenue Less                        $1,438,867
        Vacancies
        Elderly and Congregate Services
        Income   5300
        Total Service Income (Schedule          5300    $           $
        Attached)
        Interest Income-Project Operations      5410    $10,959
Financi Income from Investments-Residual        5430    $14,478
  al    Receipts
Revenue Income from Investments-Reserve for     5440    $12,699
        Replacement
 5400   Income from Investments-Other Escrows   5490    $33,146
        Total Financial Revenue                                     $71,282
        Laundry and Vending                     5910    $19,184
        NSF and Late Charges                    5920    $ 2,424
 Other  Damages and Cleaning Fees               5930    $   532
Revenue Forfeited Tenant Security Deposits      5940    $12,205
 5900   Other Revenue (specify)                 5990    $   499
        Total Other Revenue                                         $34,844
        Total Revenue                                               $1,544,993
        Advertising                             6210    $ 9,126
        Other Administrative Expense            6250    $ 8,197
        Office Salaries                         6310    $23,375
        Office Supplies                         6311    $ 6,351
        Office or Model Apartment Rent          6312    $
Adminis Management Fee                          6320    $86,973
trative
Expense Manager or Superintendent Salaries      6330    $32,525
   s
6200/63 Manager or Superintendent Rent Free     6331    $
  00    Unit
        Legal Expenses (Project)                6340    $ 1,477
        Auditing Expenses (Project)             6350    $ 8,246
        Bookkeeping Fees/Accounting Services    6351    $ 1,500
        Telephone and Answering Service         6360    $ 7,048
        Bad Debts                               6370    $   395
        Miscellaneous Administrative Expenses   6390    $
        (specify)
        Total Administrative Expenses                               $185,213
        Fuel Oil/Coal                           6420    $
Utiliti Electricity (Light and Misc. Power)     6450    $28,674
  es
Expense Water                                   6451    $28,238
 6400   Gas                                     6452    $68,153
        Sewer                                   6453    $13,571
        Total Utilities Expense                                     $138,636
           Total Expenses (Carry forward to                         $323,849
        Page 2)

*All amounts must be rounded to the nearest dollar; $.50 and over, round up $.49
and below, round down.   Form HUD-92410 (7/91)
Project Name:  Hawthorn Housing Limited Partnership
                                                            Balance  $323,849
                                                            Carried
                                                            Forward

 Part 1           Description of Account          Acct.    Amount*
                                                   No.
          Janitor and Cleaning Payroll            6510    $24,915
          Janitor and Cleaning Supplies           6515    $ 2,921
          Janitor and Cleaning Contract           6517    $
          Exterminating Payroll/Contract          6519    $ 1,591
          Exterminating Supplies                  6520    $   232
          Garbage and Trash Removal               6525    $ 8,448
          Security Payroll/Contract               6530    $10,592
          Grounds Payroll                         6535    $ 2,152
          Grounds Supplies                        6536    $ 3,756
Operating Grounds Contract                        6537    $10,835
   and
Maintenan Repairs Payroll                         6540    $69,791
   ce
Expenses  Repairs Material                        6541    $38,426
  6500    Repairs Contract                        6542    $15,593
          Elevator Maintenance/Contract           6545    $
          Heating/Cooling Repairs and             6546    $ 5,340
          Maintenance
          Swimming Pool Maintenance/Contract      6547    $ 8,539
          Snow Removal                            6548    $14,650
          Decorating Payroll/Contract             6560    $ 8,530
          Decorating Supplies                     6561    $ 6,766
          Other                                   6570    $   787
          Miscellaneous Operating and             6590    $
          Maintenance Expenses
          Total Operating and Maintenance                            $233,864
          Expenses
          Real Estate Taxes                       6710    $147,029
          Payroll Taxes (FICA)                    6711    $12,084
          Miscellaneous Taxes, Licenses and       6719    $ 6,574
          Permits
  Taxes   Property and Liability Insurance        6720    $21,361
          (Hazard)
   and    Fidelity Bond Insurance                 6721    $ 1,028
Insurance Workmen's Compensation                  6722    $ 5,954
  6700    Health Insurance and Other Employee     6723    $ 6,443
          Benefits
          Other Insurance (specify)               6729    $
          Total Taxes and Insurance                                  $200,473
          Interest on Bonds Payable               6810    $
          Interest on Mortgage Payable            6820    $265,653
Financial Interest on Notes Payable (Long-Term)   6830    $
Expenses  Interest on Notes Payable (Short-       6840    $
          Term)
  6800    Mortgage Insurance Premium/Service      6850    $27,596
          Charge
          Miscellaneous Financial Expenses        6890    $ 3,318
          (Includes $1,763 amortization of
          Total Financial Expenses                                   $296,567
          loan costs)
 Elderly  Total Service Expenses Schedule         6900               $
   and    Attached
Congregat Total Cost of Operations before                            $1,054,753
    e     Depreciation
 Service  Profit (Loss) before Depreciation                          $490,240
Expenses  Depreciation (Total) 6600 (specify)     6600               $269,466
  6900    Operating Profit or (Loss)                                 $220,774
Corporate Officer Salaries                        7110    $
   or
Mortgagor Legal Expenses (Entity)                 7120    $
 Entity   Taxes (Federal-State-Entity)           7130-32  $
Expenses  Other Expenses (Entity) (Schedule)      7190    $521,504
  7100    Total Corporate Expenses                                   $521,504
          Net Profit or (Loss)                                       $(300,730)

Warnings: HUD will prosecute false claims and statements. Conviction may result in criminal and/or civil penalties.(18 U.S.C. 1001, 1010, 1012; 31 U.S.C. 3729, 3802)
Miscellaneous or other Income and Expense Sub-account Groups. If miscellaneous or other income and/or expense sub-accounts (5190, 5290, 5490, 5990, 6390, 6590, 6729, 6890 and 7190) exceed the
Account Groupings by 105 or more, attach a separate schedule describing or explaining the miscellaneous income or expense.

Part II
1.   Total principal payments required under the mortgage, even if     $66,866
payments under a Workout Agreement are less or more than those required under the mortgage.
2.   Replacement Reserve deposits required by the Regulatory     $32,044
Agreement or Amendments thereto, even if payments may be
temporarily suspended or waived.
3.   Replacement or Painting Reserve releases which are included as      $
expense items on this Profit and Loss Statement.

4.   Project Improvement reserve releases under the Flexible Subsidy      $ N/A
Program that are included as expense items on this Profit and Loss
Statement.


                   SCHEDULE OF OTHER MORTGAGOR ENTITY EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1997




Amortization of organization costs                     $  2,447

Interest on note payable - accrued                      517,544

Travel costs                                              1,513

     Total                                             $521,504

                          STATEMENT OF PARTNERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1997




BEGINNING OF YEAR (DEFICIT)                        $(2,402,500)

ADD
  Partner capital contributions:
     Assumption of debt (Note 3)                      3,748,687
     Interest expense                                     9,279
                                                      3,757,966
DEDUCT
  Net loss                                            (300,730)
  Distributions to partners                            (68,269)
                                                      (368,999)
END OF YEAR                                        $    986,467


                             STATEMENT OF CASH FLOWS
                                   PAGE 1 OF 2
                      FOR THE YEAR ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
  Revenues:
     Rental receipts                      $ 1,447,489
     Interest receipts                         71,282
     Other receipts                            34,844
                                                        $ 1,553,615

  Expenses:
     Administrative expenses                   98,710
     Management fees                           90,964
     Utilities expense                        137,506
     Operating and maintenance expenses       213,336
     Taxes - real estate                      140,878
     Taxes - other                             18,658
     Insurance                                 35,943
     Interest on mortgage note                168,122
     Mortgage insurance                        21,217
     Miscellaneous financial expense            1,555
                                                            926,889
                                                            626,726
  Other:
     Tenants' security deposits - funded      (1,233)
     Tenants' security deposits                 3,541
                                                              2,308
NET CASH PROVIDED BY OPERATING ACTIVITIES                   629,034

CASH FLOWS FROM INVESTING ACTIVITIES
  Payments for additions to fixed assets     (26,433)
  Increase in replacement reserve            (28,565)
  Payments to mortgage escrow deposits       (11,727)
  Net payments to residual receipts reserve               (445,706)
  Increase in IHDA receivable                  26,692
NET CASH USED IN INVESTING ACTIVITIES                     (485,739)

CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on mortgage payable     (66,866)
  Payment of loan refinancing costs           (6,100)
  Net entity applications (Schedule)         (25,556)
NET CASH USED IN FINANCIAL ACTIVITIES                      (98,522)

NET INCREASE IN CASH                                         44,773

CASH - BEGINNING OF YEAR                                    451,939

CASH - END OF YEAR                                      $   496,712

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Noncash investing and financing activities (Note 7)

                             STATEMENT OF CASH FLOWS
                                   PAGE 2 OF 2
                      FOR THE YEAR ENDED DECEMBER 31, 1997

RECONCILIATION OF NET LOSS TO NET CASH PROVIDED
  BY OPERATING ACTIVITIES
     Net loss                                            $(300,730)
     Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Depreciation and amortization                          271,229
     Other entity expenses                                  521,504
     Change in assets and liabilities:
     Decrease in accounts receivable - tenants                1,767
     Increase in accounts receivable - HUD                    (893)
     Decrease in prepaid expenses                               513
     Increase in tenants' security deposits - funded        (1,233)
     Increase in accounts payable and accrued expenses      125,588
     Increase in tenants' security deposits                   3,541
     Increase in prepaid rents                                7,748

NET CASH PROVIDED BY OPERATING ACTIVITIES                $  629,034


               SCHEDULE OF ENTITY SOURCE AND APPLICATIONS OF FUNDS

SOURCE OF FUNDS

  Proceeds from refinancing                              $   90,997

APPLICATIONS OF FUNDS

  Distributions to partners                                (25,556)
  Distributions to partners from refinancing               (68,269)
  Payments for loan refinancing and travel costs           (22,728)

     NET ENTITY FUNDS APPLIED                            $ (25,556)

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

1. Organization And Summary Of Significant Accounting Policies

   The Partnership was organized as a limited partnership during June 1984 for the purpose of constructing and operating a rental housing project pursuant to a regulatory agreement with Illinois Housing Development Authority
   (IHDA). In November 1997, the Project was refinanced under Section 223(f) of the National Housing Act. The project consists of 176 units located in Woodridge, Illinois, operating under the name of Hawthorn Ridge Apartments. The project is regulated by the U.S. Department of Housing and Urban Development (HUD) and the Illinois Housing Development Authority (IHDA), as administrator of the housing assistance contract, as to rent charges and operating methods.

   The regulatory agreement with HUD limits annual distributions of net operating receipts to "surplus cash". At December 31, 1997, there was "surplus cash" in the amount of $461,874 available for distribution. Distributions were previously further limited to 6% of initial equity by the regulatory agreement between the Partnership and IHDA.

   The following significant accounting policies have been followed in the preparation of the financial statements:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

   The Partnership considers all temporary cash investments as cash equivalents. These temporary cash investments are securities held for cash management purposes, having maturities of three months or less.

   The Partnership provides an allowance for doubtful accounts equal to the estimated collection losses that will be incurred in collection of all receivables. The estimated losses are based on a review of the current status of the existing receivables. No allowance for doubtful accounts was provided for at December 31, 1997 as none was deemed necessary by management.

   Rental property is carried as cost. Depreciation is provided using straight-line and accelerated methods over estimated useful lives ranging from five to forty years.

   The replacement reserve can only be used for improvements to buildings upon prior approval of HUD.
   Deferred loan costs consist of fees for obtaining the HUD insured mortgage loan and are being amortized using the straight-line method over the life of the mortgage loan.

   Organization costs are recorded at cost and are deferred and amortized over a period of 15 years.

   Income or loss of the Partnership is allocated .01 % to the general partner and 99.99 % to the limited partners. No income tax provision has been included in the financial statements since income or loss of the Partnership is required to be reported by the partners on their respective income tax returns.

2. Mortgage Payable

   In November 1997, the 6.73% mortgage note payable, which was insured by IHDA, was refinanced. The new mortgage payable, in the amount of $ 4,900,000, is insured by the Department of Housing and Urban Development and collateralized by a deed of trust on the rental property. The mortgage is payable to P/R Mortgage & Investment Corp. and bears interest at the rate of 6.6% per annum. Principal and interest are payable by the Partnership in monthly installments of $29,940 through December 2032.

   Under agreements with the mortgage lender and HUD, the Partnership is required to make monthly escrow deposits for property taxes, insurance, mortgage insurance and replacement of project assets.

   The scheduled maturities of the mortgage payable at December 31, 1997 are as follows:

               YEAR                           AMOUNT

               1998                      $    36,996
               1999                           39,513
               2000                           42,201
               2001                           45,072
               2002                           48,138
               Thereafter                  4,688,080

                                         $ 4,900,000

3. Notes Payable

   During November 1997, the notes payable to sellers, which were secured by the Partnership's interest in the Project and were subordinated to the mortgage, were paid off. As part of the refinancing of the mortgage, $2,180,273 of the seller notes and accrued interest were paid and the remaining balance of $3,748,687 was assumed by a limited partner and is reflected in the financial statements as a partner capital contribution.
4. Commitments

   The Partnership has entered into a regulatory agreement with HUD which regulates, among other things, the rents which may be charged for apartment units in the project, prohibits the sale of the project without HUD consent, limits the annual distribution of cash flow to the partners and otherwise regulates the relationship between the Partnership and HUD.

   The Department of Housing and Urban Development, through a program administered by the Illinois Housing Development Authority, has contracted with the Partnership effective December 1976, under Section 8 of the National Housing Act of 1968, to make housing assistance payments to the project on behalf of qualified tenants. The term of the agreement is five years with renewal options for terms not to exceed forty-seven years in the aggregate.

5.   Management Agreement

   Effective in November 1997, the project is managed by Alan Fox Real Estate Investment and Management Co., Inc. The management contract provides for a management fee of 5.4% of gross collections. Alan Fox Real Estate Investment and Management Co., Inc. has subcontracted the daily management of the project to Floyd M. Phillips & Co., Inc.

   Prior to November, the project was managed by Western Property Management who received a 6% management fee based on cash basis revenue received during the period of management.

6. Distributions Payable

   In 1991, the partners agreed that amounts payable to general partners for annual fees are more appropriately classified as distributions payable to all partners. As a result, the balance of $49,000 previously due to general partners was recorded as distributions payable at December 31, 1991. As of December 31, 1997, $1,111 of this distribution has not been paid.

7. Supplemental Cash Flow Information

   The Partnership had the following noncash investing and financing activities:

   During 1997, the first mortgage was refinanced. From the refinancing, the following occurred: first mortgage of $2,900,815 was paid off; second mortgage of $5,928,960 was paid down with the remaining $3,748,687 being assumed by a limited partner; the residual receipts account of $697,351 was released; the development cost escrow of $150,565 was released; and loan closing costs of approximately $500,000 were paid.